AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (“Amendment”) is entered into as of this 25th day of June 2026 (the “Effective Date”), by and between The Advisors’ Inner Circle Fund III, a Delaware statutory trust (the “Trust”), and RWC Asset Advisors (US) LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”). Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement (as defined below).

WHEREAS, the Trust and Adviser have entered into an Investment Advisory Agreement dated April 30, 2020, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire that the Agreement be amended to reflect the addition of the Redwheel International Growth ETF, a new series of the Trust that will operate as an exchange-traded fund (an “ETF”), to the Agreement, and to add certain provisions to the Agreement applicable to the operation of ETFs.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	The Redwheel International Growth ETF shall be added to the Agreement as a new Fund (as defined in the Agreement) and hereinafter shall also be included when a reference to “Fund” is made in this Amendment or the Agreement, as applicable. Amended and Restated Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Amended and Restated Schedule A attached as Exhibit I hereto.

2.	The following is hereby added as a new Section 21 of the Agreement:

Portfolio Composition File. The Adviser, or delegated Sub-Adviser,nitially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for the Redwheel International Growth ETF. The PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Redwheel International Growth ETF, and the securities that will be applicable that day to redemption requests received for the Redwheel International Growth ETF (and may give directions to the Trust’s custodian with respect to said designations).

3.	The Trust confirms that the proposed delegation of investment management services by the Adviser to Exchange Traded Concepts, LLC in relation to Redwheel International Growth ETF has been approved by a majority of the Trustees and, to the extent required by the 1940 Act and the rules and regulations thereunder, and subject to any applicable guidance, exemptive order, or interpretation of the SEC or the SEC's staff, the prior approval by the shareholders of the Fund.

4.	The Trust consents to the disclosure of Confidential Information to Exchange Traded Concepts, LLC to the extent reasonably required in connection with the delegation of investment management services described at clause 3 of this Amendment.

5.	Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THE ADVISORS’ INNER CIRCLE FUND III		RWC ASSET ADVISORS (US) LLC

By:	/s/ Michael Beattie	By:	/s/ Cressida Williams

Name	Michael Beaubttie	Name	Cressida Williams

Title	President	Title	CFO

		By:	/s/ James Aylett

		Name	James Aylett

		Title	Authorised Signatory

– Signature Page –

Amendment to Investment Advisory Agreement

EXHIBIT I

AMENDED AND RESTATED SCHEDULE A TO

RWC ASSET MANAGEMENT LLP

INVESTMENT ADVISORY AGREEMENT

Exhibit I

AMENDED AND RESTATED SCHEDULE A

Dated June 25, 2026

to the

INVESTMENT ADVISORY AGREEMENT

dated April 30, 2020, between

THE ADVISORS’ INNER CIRCLE FUND III

and

RWC ASSET ADVISORS (US) LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance with the following fee schedule:

Fund	Fee Rate
Redwheel Global Emerging Equity Fund	0.75%
Redwheel International Growth ETF	0.55%

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